EXHIBIT 23.1

Russell E. Anderson, CPA Russ Bradshaw, CPA William R. Denney, CPA Kristofer Heaton, CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Valmie Resources, Inc.

1001 S Dairy Ashford Road, Suite 100

Houston, TX 77077

We hereby consent to the incorporation of our report dated March 13, 2015, with respect to the financial statements of Valmie Resources, Inc. for the years ended November 30, 2014 and 2013, in the Registration Statement of Valmie Resources, Inc. on Form S-1 to be filed on or about September 2, 2015. We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Anderson Bradshaw PLLC

Anderson Bradshaw PLLC

Salt Lake City, Utah

September 2, 2015

5296 S. Commerce Dr
Suite 300
Salt Lake City, Utah
84107
USA
(T) 801.281.4700
(F) 801.281.4701

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